ARTICLES OF INCORPORATION OF
BULL RUN CAPITAL HOLDINGS INC.

KNOW ALL MEN BY THESE PRESENTS That the undersigned incorporator being a natural person of the age or twenty-one years or more and desiring to form a body corporate under the laws of the State of Nevada does hereby sign, verify and deliver in duplicate to the Secretary of State or the State of Nevada, these Articles of Incorporation.

ARTICLE I
NAME

The name of the Corporation shall be Bull Run Capital Holdings Inc.

ARTICLE II PERIOD OF DURATION

The Corporation shall exist in perpetuity from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Nevada unless dissolved according to law.

ARTICLE III PURPOSES AND POWERS

1 Purposes Except as restricted by these Articles of Incorporation, the Corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the Nevada Business Corporation Act

2 General Powers Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights which a corporation may exercise legally pursuant to the Nevada Business Corporation Act

3. Issuance of Shares The board of directors of the Corporation may divide and issue any class of stock of the Corporation in series pursuant to a resolution properly filed with the Secretary of State of the State of Nevada

ARTICLE IV
CAPITAL STOCK

The aggregate number of shares which this Corporation shall have authority to issue is: Nine Hundred Million (900,000,000) shares of $0.001 par value each, which shares shall be designated "Common Stock"; and Five Million (5,000,000) shares of $0.001 par value each, which shares shall be designated "Preferred Stock" of which One Million (1,000,000) shares are designated as Series Z Preferred Stock, $0.001 par value each. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Nevada Business Corporation Act. No holder of any shares of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the Corporation, including shares or securities held in the treasury of the Corporation.

Preferred Stock: Convertible Series Z

Series Z Preferred Stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

> ***Dividends:*** *Initially, there will be no dividends due or payable on the Series Z Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the*

Corporation's Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

LIQUIDATION AND REDEMPTION RIGHTS.

Upon the occurrence of a Liquidation Event (as defined below), the holders of Series A Preferred Stock are entitled to receive net assets on a pro rata basis. Each holder of Series Z Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends. As used herein, " Liquidation Event " means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, unless (a) the holders of the Series Z Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series Z Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter (the "Permitted Merger"), unless the holders of the shares of Series Z Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets, unless the holders of Series Z Preferred Stock elect otherwise.

CONVERSION

Holders of shares of Series Z Preferred Stock shall have no right to convert those shares into Common Stock or any other class of securities of the Corporation.

RANK

Except as expressly set forth in the below subsection titled, "Voting Rights", Series Z preferred stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Common Stock.

VOTING RIGHTS

Each one share of the Series Z Preferred Stock shall have voting rights equal to nine hundred (900) votes of Common Stock. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series Z Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation's Certificate of Incorporation or by-laws.

MISCELLANEOUS

A. Status of Redeemed Stock: *In case any shares of Series Z Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series Z Preferred Stock.*

B. Lost or Stolen Certificates: *Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.*

C. Waiver: *Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series Z Preferred granted hereunder may be waived as to all shares of Series Z Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series Z Preferred Stock.*

Corporation's Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

LIQUIDATION AND REDEMPTION RIGHTS.

Upon the occurrence of a Liquidation Event (as defined below), the holders of Series A Preferred Stock are entitled to receive net assets on a pro rata basis. Each holder of Series Z Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends. As used herein, " Liquidation Event " means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, unless (a) the holders of the Series Z Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series Z Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter (the "Permitted Merger"), unless the holders of the shares of Series Z Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets, unless the holders of Series Z Preferred Stock elect otherwise.

CONVERSION

Holders of shares of Series Z Preferred Stock shall have no right to convert those shares into Common Stock or any other class of securities of the Corporation.

RANK

Except as expressly set forth in the below subsection titled, "Voting Rights", Series Z preferred stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Common Stock.

VOTING RIGHTS

Each one share of the Series Z Preferred Stock shall have voting rights equal to nine hundred (900) votes of Common Stock. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series Z Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation's Certificate of Incorporation or by-laws.

MISCELLANEOUS

A. Status of Redeemed Stock: *In case any shares of Series Z Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series Z Preferred Stock.*

B. Lost or Stolen Certificates: *Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.*

C. Waiver: *Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series Z Preferred granted hereunder may be waived as to all shares of Series Z Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series Z Preferred Stock.*

ARTICLE VIII ADOPTION AND AMENDMENT OF BYLAWS

The initial Bylaws or the Corporation shall be adopted by its board of directors. Subject to repeal or change by action of the shareholders, the power to alter, amend or repeal the Bylaws or adopt new Bylaws shall be vested in the board of directors. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

ARTICLE IX RESIDENT AGENT

The name of the Corporation's resident agent and the street address is Registered Agents Inc., 401 Ryland St Ste 200-A, Reno, NV 89502.

The resident agent may be changed in the manner permitted by law.

ARTICLE X INITIAL BOARD OF DIRECTORS

The number of directors of the Corporation shall be fixed by the Bylaws of the Corporation, and the number of directors of the Corporation may be changed from time to time by consent of the Corporation's directors. The initial board of directors of the Corporation shall consist of one (1) directors. The name and address of the persons who shall serve as director until the first annual meeting of shareholders and until his successor(s) are elected and shall qualify is:

Paul Moody
780 Reservoir Ave, #123
Cranston, RI 02910

ARTICLE XI LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS TO CORPORATION AND SHAREHOLDERS

No director or officer shall be liable to the Corporation or any shareholder for damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer (a) shall be liable under Section 78.300 of the Nevada Business Corporation Act or any amendment thereto or successor provision thereto or (b) shall have acted or faded to act in a manner involving intentional misconduct fraud or a knowing violation of law. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provisions. This Article shall apply to the full extent now permitted by Nevada law or as may be permitted in the future by changes or enactments in Nevada law, including without limitation Section 78.300 and/or the Nevada Business Corporation Act.

ARTICLE XII INCORPORATOR

The name and address of the incorporator is Paul Moody, 780 Reservoir Ave #123, Cranston, RI 02910.

IN WITNESS WHEREOF, the above-named incorporator has signed these Articles of Incorporation this 7th day of June, 2019.

[signature]

Paul Moody